MILLER INDUSTRIES, INC.

                                  [LETTERHEAD]

FOR IMMEDIATE RELEASE:

Contact:  Frank Madonia, VP  (770) 587-1271
          Adam Dunayer, CFP  (423) 238-4171

     ATLANTA, GEORGIA, Feb. 25 /PRNewswire/ --
Miller Industries, Inc. (NYSE: MLR - news) today announced that its earnings for its third fiscal quarter will be below analysts' expectations. The lower results are the result of lower than anticipated demand for the Company's towing equipment as well as for RoadOne's towing services. The Company attributes the softness in demand for its products and services in part to the unusually mild winter weather throughout most of the United States accompanied by increased price competition for its towing equipment. In addition, the Company experienced increased costs at its RoadOne subsidiary. The cost increases at RoadOne were the result of planned increases of corporate overhead to support the business expansion as well as the typical seasonal increase in staffing to support the winter demand at its locations. The Company affirmed that it will continue to devote resources to develop the infrastructure and core systems to achieve RoadOne's mission to be a national towing service provider. This may continue to affect earnings in the short term. The Company said that its earnings per share for its third fiscal quarter are expected to be in the range of $0.04 - $0.06 with revenues of approximately
$103 million.

Jeffrey I. Badgley, Chief Executive Officer, commented, "We have been impacted by what we believe to be a general industry slowdown of demand for new equipment, which we began to see in early September. In addition, the unusually mild winter weather has had the dual effect of creating a direct shortfall in revenue from our RoadOne subsidiary and an indirect shortfall in revenue from our manufacturing business due to reduced demand for towing and recovery equipment. We believe that these factors will continue to have an effect on the Company's towing and recovery equipment sales over the next two or three quarters."

Badgley, continuing, said, "Even though the towing industry has been adversely affected by a number of factors, which we believe are temporarily affecting the buying decisions for towing equipment, the execution of our business plan continues on track. RoadOne's acquisition pipeline is as strong as ever and we are committed to pursuing these transactions on favorable economic terms to our shareholders. Although building a national brand in the towing service industry has affected our profitability, we believe there is a strong demand for the services offered by RoadOne and remain very positive about our industry for the long term."

Miller Industries is a leading integrated provider of vehicle towing and recovery equipment and services. The Company markets its towing services under the national brand name RoadOne(TM) and its towing equipment under a number of well-recognized brands.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption "Risk Factors" in the Company's Registration Statements filed August 29, 1997, as amended, which discussion is incorporated herein by this reference.

SOURCE: Miller Industries, Inc.